Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated July 15, 2016 (except for the effect of the restatement discussed in Note 3 to the financial statements, for which the date is August 4, 2016), which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the financial statements of ENDRA Life Sciences, Inc. which appears in this Registration Statement on Form S-1.
/s/ RBSM LLP
Henderson, Nevada
November 18, 2016